UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CollabRx, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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44 Montgomery Street, Suite 800
San Francisco, CA 94104

Dear Fellow Stockholders:

Since our last stockholder meeting in September of 2012, CollabRx has successfully concluded a transition to a new company with a new mission, supported by an extraordinary team of scientists, engineers and physicians that I am truly privileged to lead as your Chairman, President & CEO.

We are at the dawn of an era of explosive growth of data and information generated at the molecular level that must be interpreted and contextualized into knowledge before it can be used effectively by physicians and patients. Such knowledge is critical for both the diagnosis and the treatment of disease.  Much of the explosion in data is coming from genomic testing, which is becoming routine as the cost of DNA sequencing plummets. CollabRx’s sole focus is on transforming data and information into useful, easily accessible and credible knowledge that can be employed by physicians and patients everywhere to help guide their testing and treatment decisions.

Our current focus is in oncology, an area of tremendous activity and promise, where clinical research in genomics has given rise to scores of “targeted” therapies that have proven in many cases to prolong the lives of cancer patients.  We believe that oncology is also the area of greatest need, where physicians and patients lack convenient access to clear and easy-to-understand information about which drugs, tests and clinical trials should be considered in constructing a cancer treatment plan based on the genetic profile of a tumor.

CollabRx is unique and arguably essential to the rapid adoption of new genomic tests in precision medicine.  We have developed a method for capturing how practicing physicians use this knowledge in the clinical setting, by incorporating the insights of a growing network of independent Key Opinion Leaders in medicine and research.  CollabRx’s advisory network now includes more than 75 clinical practitioners from the nation’s leading cancer centers.  We have developed an integrated system to aggregate, update and deliver instantaneously and in large volumes our knowledgebase at the point-of-care to physicians and patients alike, and as part of the diagnostic test reports supplied by several prominent testing laboratories - all via easy to use, cloud-based web and mobile apps.

We have signed agreements with laboratories such as Life Technologies in the US, OncoDNA in Belgium and Sengenics in Singapore for our newly-launched Genetic Variant Annotation™ service.  Our agreement with Medpage Today- Everyday Health continues to expand with additional advertising support from pharmaceutical companies for our Therapy Finder™ product.  Our initiative with Projects In Knowledge, a leading Continuing Medical Education provider aims at educating physicians about the links between biomarkers and therapeutic strategies.  Within the academic medical community, we collaborate with the University of Chicago Medical Center, The Ohio State University Comprehensive Cancer Center and others, as well as with GeneInsight, a company formed by Partners HealthCare, comprised primarily of Massachusetts General and the Brigham and Women’s Hospitals in Boston, both teaching Hospitals for Harvard Medical School.

The success of our initial launch within the past few months demonstrates that we are establishing a trajectory toward technology, content and market leadership in the big data analytics space in genomic medicine.  The strength of our strategic relationships with recognized industry leaders, combined with our expanding pipeline of prospective new partnerships, provides the prospect of significant company growth and increasing value for our shareholders.

It has indeed been an exciting and productive year.  We look forward to ongoing progress as we build CollabRx into a major force in this emergent market.  Your management and Board of Directors thank you, along with our customers, partners and employees, for your continued support.

Sincerely,

Thomas R. Mika
Chairman, President & CEO

CollabRx, Inc
44 Montgomery Street, Suite 800
San Francisco, CA 94104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 26, 2013

The Annual Meeting of Stockholders of CollabRx, Inc. (the “Company”) will be held at the Company’s San Francisco office located at 44 Montgomery Street, Suite 800, San Francisco, California 94104 on September 26, 2013, at 10:00 a.m. (Pacific Time) for the following purposes:

1.	To elect each of Gilbert Bellini, James Karis, Jeffrey M. Krauss, Thomas R. Mika, and Carl Muscari as a member of the Board of Directors of the Company to hold office for a one-year term and until their successors are duly elected and qualified;
2.	To approve an amendment to our 2007 Incentive Award Plan, as amended, pursuant to which the number of shares available for issuance under the plan will be increased from 466,490 shares to 666,490 shares;
3.	To ratify the appointment of Burr, Pilger & Mayer LLP as our Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2014;
4.	To approve on an advisory basis the named executive officer compensation;
5.	To approve on an advisory basis the frequency of future votes for named executive officer compensation; and
6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.  We know of no other matters to be presented at the Annual Meeting.  If any other matters come before the Annual Meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.  Only stockholders of record at the close of business on August 7, 2013 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Each of these stockholders is cordially invited to be present and vote at the Annual Meeting in person. For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company’s San Francisco office.

By Order of the Board of Directors

COLLABRX, INC.
/s/ THOMAS R. MIKA
Name: Thomas R. Mika
Title: President & CEO, Acting Chief Financial Officer, Secretary and Treasurer

San Francisco, California
July 29, 2013

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE SUBMIT YOUR PROXY VIA THE INTERNET OR TELEPHONE, OR COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.   THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN THE EVENT YOU ATTEND THE ANNUAL MEETING IN PERSON.  THANK YOU FOR VOTING PROMPTLY.

COLLABRX, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 26, 2013

INTRODUCTION
General

CollabRx, Inc. is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. (Pacific Time) on Thursday, September 26, 2013, and at any adjournments or postponements of the Annual Meeting. We will hold the meeting at our principal executive offices located at 44 Montgomery Street, Suite 800, San Francisco, California 94104. We are soliciting proxies for the purposes of: (1) electing each of Gilbert Bellini, James Karis, Jeffrey M. Krauss, Thomas R. Mika, and Carl Muscari as a member of the Board of Directors of the Company to hold office for a one-year term and until their successors are duly elected and qualified;  (2) approving an increase in the number of shares available for issuance under our 2007 Incentive Award Plan, as amended; (3) ratifying the appointment of Burr, Pilger & Mayer LLP as our Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2014; (4) approving on an advisory basis the named executive officer compensation; (5) approving on an advisory basis the frequency of future votes for named executive officer compensation; and (6) transacting such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting. The approximate date when this proxy statement and accompanying form of proxy are first being sent to stockholders is August 16, 2013.

Solicitation

This solicitation is made on behalf of our Board of Directors. Costs of the solicitation will be borne by us. Our directors, officers and employees and our subsidiaries may also solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to such directors, officers or employees or subsidiaries for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders. The costs of printing, mailing, contacting banks, brokers and proxy intermediaries, soliciting votes and other activities related to the solicitation are estimated to be approximately $30,000.

Voting

Holders of record of our common stock as of the close of business on August 7, 2013 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each share of common stock entitles the holder to one vote. At the close of business on July 18, 2013, there were 1,952,960 shares of common stock issued and outstanding. Two or more stockholders representing a majority of the outstanding shares must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting.

The Company will appoint an election inspector for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR:

•	the election of each of the directors nominated below;
•	the increase in the number of shares available for issuance under the 2007 Incentive Award Plan, as amended, from 466,490 shares to 666,490 shares;
•	the ratification of the appointment of Burr, Pilger & Mayer LLP as our Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2014;
•	the advisory vote to approve named executive officer compensation; and
•	the option to seek an advisory on named executive officer compensation every three years.

With respect to any other business that may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present for purposes of determining the presence of a quorum.

In voting for the election of directors, each share has one vote for each position to be filled, and there is no cumulative voting.  Directors shall be elected by a plurality of the votes cast.  Abstentions, withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

The proposal to approve an amendment to our 2007 Incentive Award Plan, as amended, pursuant to which the number of shares available for issuance under the plan will be increased from 466,490 shares to 666,490 shares requires the favorable vote of a majority of the votes present and entitled to vote on the proposal.  Abstentions will have the same effect as votes against such proposal.  Broker non-votes will not be counted as votes for or against such proposal and will not be included in counting the number of votes necessary for approval of this proposal.

The proposal to ratify the appointment of Burr, Pilger & Mayer LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2014 requires the favorable vote of a majority of the votes present and entitled to vote on the proposal.  Abstentions will have the same effect as votes against this proposal.  Broker non-votes will not be counted as votes for or against this proposal and will not be included in counting the number of votes necessary for approval of this proposal.

The proposal to approve on an advisory basis named executive officer compensation requires the favorable vote of a majority of the votes present and entitled to vote on the proposal.  Abstentions will have the same effect as votes against such proposal.  Broker non-votes will not be counted as votes for or against such proposal and will not be included in counting the number of votes necessary for approval of this proposal.

With regard to the proposal to determine on an advisory basis the frequency of future votes for named executive officer compensation, the option (i.e., one year, two years or three years) that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders.  Broker non-votes and abstentions will have no effect on the outcome of the vote on this proposal.

All other proposals require the favorable vote of a majority of the votes present and entitled to vote on the particular proposal.  Abstentions will have the same effect as votes against such proposals.  Broker non-votes will not be counted as votes for or against such proposals and will not be included in counting the number of votes necessary for approval of any such proposal.

Voting Electronically Over the Internet or By Telephone

Stockholders whose shares are registered in their own names may vote by mail or electronically over the Internet or by telephone. Instructions for voting over the Internet or by telephone are set forth in the enclosed proxy card. The Internet and telephone voting facilities will close at 3:00 a.m. (Eastern Time) on September 26, 2013, the Annual Meeting day. If your shares are held in street name, the voting instruction form should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions online program. This program allows eligible stockholders who receive a paper copy of the proxy statement the opportunity to vote over the Internet or by telephone. If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided. Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary of the Company prior to the time of the Annual Meeting.  We request that all such written notices of revocation to the Company be addressed to Thomas R. Mika, c/o CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, California 94104.

GENERAL INFORMATION

CollabRx, Inc. (f/k/a Tegal Corporation) was formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc.  Until recently, we designed, manufactured, marketed and serviced specialized systems used primarily in the production of semiconductors and micro-electrical mechanical devices, including integrated circuits, memory devices, sensors, accelerometers and power devices.  Beginning in late 2009, we experienced a sharp decline in revenues resulting from the collapse of the semiconductor capital equipment market and the global financial crisis.  In a series of transactions from 2010 to 2012, we sold the majority of our operating assets and intellectual property portfolio.  During the same time period, our Board of Directors evaluated a number of strategic alternatives, which included the continued operation of the Company as a stand-alone business with a different business plan, a merger with or into another company, a sale of the Company’s remaining assets, and the liquidation or dissolution of the Company.  We investigated opportunities within and outside the semiconductor capital equipment industry and evaluated a number of transactions involving other diversified technology-based companies.  Throughout this process, we developed and refined our criteria for a business combination, with an eventual focus on the healthcare industry, and specifically information technology and services within the healthcare industry.   In July 2012, we completed our acquisition of CollabRx, Inc. and following approval by our stockholders on September 25, 2012, we amended our charter and changed our name to “CollabRx, Inc.”

CollabRx, Inc. is a development stage company just entering the commercialization phase of our business.  We are focused on developing and delivering content-rich knowledge-based products and services that inform healthcare decision-making, with an emphasis on genomics-based “precision” medicine and big data analytics.   Our proprietary content is organized in a knowledge base that expresses the relationship between genetic profiles and therapy considerations including molecular diagnostics, medical tests, clinical trials, drugs, biologics, and other information relevant for cancer treatment planning.  We have developed a method for capturing how practicing physicians use this information in the clinical setting, by incorporating within the knowledge base the views of a large network of independent key opinion leaders in medicine and medical research.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our bylaws require that there be a minimum of two and maximum of eight members of the Board of Directors. Our Board of Directors is currently comprised of five members. Directors are elected at each Annual Meeting and hold office until their successors are duly elected and qualified at the next Annual Meeting. Pursuant to a resolution adopted by the Board of Directors, the authorized number of members of the Board of Directors has been set at six. Accordingly, there is currently one vacancy on our Board of Directors.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the five nominees designated below to serve until the Annual Meeting of Stockholders for the fiscal year ending March 31, 2014 and until their respective successors shall have been duly elected and qualified. Each of Messrs. Bellini, Karis, Krauss, Mika, and Muscari is a current director. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors.  Because the Board of Directors remains in the process of seeking candidates for the vacant position on the Board of Directors, we have fewer nominees named than the number fixed by a resolution adopted by the Board of Directors.  Stockholders may not vote for a greater number of persons than the number of nominees named.

Nominees for Election as Director

Name	Age	Director Since
Gilbert Bellini, Director	56	2011
James Karis, Director	65	2012
Jeffrey M. Krauss, Director	55	1992
Thomas R. Mika, President & CEO, Acting Chief Financial Officer, Secretary and Treasurer, Chairman of the Board of Directors	62	2002
Carl Muscari, Director	61	2007

Gilbert A. Bellini originally joined the Board of Directors of our Company in September 2008 as a representative for Alcatel Micro Machining. He resigned his board membership in December 2010 after the transfer of our shares from Alcatel Micro Machining and was reappointed to our Board of Directors as an independent director in January 2011.  Mr. Bellini has held the position of Director of the Global Logistics of Adixen Vacuum Products since December 2010.  During the time period March 2006 to March 2010, he held the position of President of Alcatel Micro Machining Systems.  Mr. Bellini holds a Bachelor of Science degree in Electronics from the University of Grenoble in France, and completed several internal International Business Education Trainings in Alcatel.

The Board of Directors has determined that Mr. Bellini’s substantial work experience in senior engineering management roles in major European-based companies and his education give him the appropriate set of skills to serve as a member of our Board of Directors.

James M. Karis joined our Board of Directors in July 2012 with our acquisition of CollabRx where he served as its Chief Executive Officer from September 2011.  Mr. Karis served as Co-Chief Executive Officer of our company from July 2012 until December 2012, after which he was appointed as CEO of Mapi Group, a service provider to the global healthcare industry.   Prior to CollabRx, Mr. Karis was an independent consultant from May 2009 to September 2011.  From January 2000 until May 2009,  he served as President and Chief Executive Officer of Entelos, Inc., a U.S. based life sciences technology company.  Prior to Entelos, he held senior positions in the contract research industry, serving as Chief Operating Officer and President of PAREXEL International Corporation, and earlier, as Chief Operating Officer of Pharmaco International. He was the Vice President of International Operations for Baxter International and a founder of KMR Group, a leading pharmaceutical R&D benchmarking consulting firm.   Mr. Karis serves on the Board of Directors of Datatrak, Inc. and also for one private company.  Mr. Karis has a B.S. degree in Management and Economics from Purdue University and a Masters in Applied Economics from The American University.

The Board of Directors has determined that Mr. Karis’ substantial work experience in companies in the management and healthcare industry and his education give him the appropriate set of skills to serve as a member of our Board of Directors.

Jeffrey M. Krauss has served as a director of our company since June 1992. Since February 2012, Mr. Krauss has been a managing member of PPC Enterprises, LLC a private equity firm, where he  heads the firm’s healthcare practice.  From April 2000 until February 2012 Mr. Krauss was a Managing Member of Psilos Group Managers, LLC, a New York based venture capital firm, and a Managing Member of the general partner of Psilos Group Partners I, LP, Psilos Group Partners II, LP, Psilos Group Partners II-S, LP and Psilos III, each a venture capital partnership. From 1990 until April 2000, Mr. Krauss was a general partner of Nazem & Company III, L.P. and Nazem & Company IV, L.P., both venture capital funds. He was also a general partner of the general partner of The Transatlantic Fund, a joint venture capital fund between Nazem & Company and Banque Nationale de Paris of France. Prior to joining Nazem & Company, Mr. Krauss was a corporate attorney with the law firm of Simpson Thacher & Bartlett, where he specialized in leveraged buyout transactions. He currently serves as a director of several private companies.

Due to Mr. Krauss’ long history with our company and his extensive experience as an investor in various companies, the Board of Directors believes that Mr. Krauss has skills enabling him to contribute meaningfully to our Board of Directors and CollabRx.

Thomas R. Mika was appointed our President and Chief Executive Officer in March 2005 and appointed Chairman of the Board in October 2006. Mr. Mika has more than 25 years of senior management, finance and consulting experience. Serving on our Board of Directors for ten years from 1992 to 2002, which included periods of service as the Chairman of the Compensation Committee and a member of the Audit Committee, until he was appointed as Executive Vice President and Chief Financial Officer in August 2002. Mr. Mika played a key role in Company management, including managing the activities leading to our initial public offering in 1995. Prior to becoming our Executive Vice President and Chief Financial Officer, Mr. Mika founded IMTEC, a boutique investment firm active in the management of several companies. Mr. Mika was also a director of Metrologix, a semiconductor metrology company, from the time of its initial start-up until its sale to KLA-Tencor Corp. Prior to forming IMTEC, Mr. Mika was a managing consultant with Cresap, McCormick & Paget and a policy analyst for the National Science Foundation. He holds a Bachelor of Science degree in microbiology from the University of Illinois at Urbana-Champaign and a Master of Business Administration degree from the Harvard Graduate School of Business.

The Board of Directors has concluded that Mr. Mika should serve on CollabRx’s Board of Directors based on his deep knowledge of CollabRx gained from his positions as President and Chief Executive Officer, as well as his substantial senior management, finance and consulting experience.

Carl Muscari has served as a director of  our company since November 2007. Mr. Muscari is currently the Chief Executive Officer of MSRC Co., a leading independent distributor of computer and electronics components based in Brentwood, New Hampshire.  During his tenure at MSRC, Mr. Muscari has been credited with the turn-around and modernization of this privately held company.  From 1999 until 2003, Mr. Muscari served as Chairman and CEO of Video Network Communications, Inc., based in Portsmouth, New Hampshire.  Prior to VNCI, Mr. Muscari was President of Acuity Imaging, Inc., a machine vision company, and President & CEO of Exos, Inc. a private company with force-feedback controls technology incorporated into home video, arcades and PCs, which was sold to Microsoft in 1996.  He was Executive Vice President and Chief Operating Officer of Madison Cable Corp., a high volume manufacturer of electronic cable for the computer industry, and the Vice President and General Manager of the Seals Division of Ferrofluidics Corp., a major supplier to the semiconductor, disk drive and aerospace industries.  Mr. Muscari began his career at Westinghouse Corporation, where he was a thermal-hydraulic engineer.  Mr. Muscari holds a BS Mechanical Engineering degree from Cornell University, an MS Mechanical Engineering degree from the Massachusetts Institute of Technology and an MBA from the Harvard University Graduate School of Business.

Based on Mr. Muscari’s substantial executive experience in technology-based companies and his education, the Board of Directors believes Mr. Muscari has the appropriate set of skills to serve as a member of CollabRx’s Board of Directors.

All directors hold office until our next annual meeting of the stockholders and until their successors have been duly elected or qualified. There are no family relationships between any of our directors or executive officers.

Board of Directors and Committees of the Board

In fiscal 2013, the Board of Directors held seven meetings. All directors attended at least 75% of the total number of board meetings and meetings of board committees on which the directors served during the time they served on the board or committees.

The Board of Directors has determined each of the following current directors is an “independent director” as such term is defined in Marketplace Rule 5605(a)(2) of the Nasdaq Stock Market: Gilbert Bellini, Jeffrey M. Krauss and Carl Muscari.

The Board of Directors has established a standing Audit Committee, a standing Compensation Committee and a standing Nominating/Corporate Governance Committee. Each of our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee is composed entirely of independent directors in accordance with current Nasdaq listing standards. Furthermore, each member of our Audit Committee meets the additional independence and financial requirements standards required by the Nasdaq Stock Market and the Securities and Exchange Commission, or SEC. The Board of Directors has further determined that Jeffrey M. Krauss, Chairman of the Audit Committee, is an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above.

Audit Committee

The Audit Committee consists of Messrs. Krauss (Chairman), Bellini and Muscari.  The Audit Committee reviews the adequacy of internal controls and the results and scope of the audit and other services provided by the Company’s independent auditors. The Audit Committee meets periodically with management and the independent auditors. The Audit Committee held four meetings in fiscal 2013. The Board of Directors has adopted an Audit Committee Charter, a copy of which is posted on our website at www.collabrx.com.

Compensation Committee

The Compensation Committee consists of Messrs. Muscari (Chairman), Bellini and Krauss.  The Compensation Committee held one meeting in fiscal 2013. The functions of the Compensation Committee include establishing salaries, incentives and other forms of compensation for our officers and other employees and administering our incentive compensation and benefit plans. The Board of Directors has adopted a compensation committee charter, a copy of which is posted on our website at www.collabrx.com.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is comprised of Messrs. Krauss, Bellini and Muscari.  The Nominating/Corporate Governance Committee held no meetings in fiscal 2013.  The functions of the Nominating/Corporate Governance Committee are to identify qualified candidates for election to the Board of Directors and establish procedures for the director candidate nomination and evaluation. The Nominating/Corporate Governance Committee is also responsible for developing and recommending to our Board of Directors corporate governance guidelines, as well as overseeing the evaluation of our Board of Directors.  The Board of Directors has adopted a Nominating/Corporate Governance Committee charter, a copy of which is posted on our website at www.collabrx.com.

The Nominating/Corporate Governance Committee considers candidates for director nominees proposed by directors, the Chief Executive Officer and stockholders. The Nominating/Corporate Governance Committee may retain recruiting professionals to identify and evaluate candidates for director nominees. No recruiting professionals were retained for this purpose during fiscal 2013.

The Nominating/Corporate Governance Committee strives for a mix of skills and diverse perspectives that are essential for the Board of Directors. In selecting the nominees, the Nominating/Corporate Governance Committee assesses the independence, business judgment, management, accounting and finance, industry and technology knowledge, understanding of manufacturing, leadership, strategic vision, knowledge of international markets and marketing. Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors.  Although the Nominating/Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

Stockholders may recommend potential candidates for director.  Recommended candidates are screened according to the criteria outlined above and some recommended candidates may be interviewed by the Nominating/Corporate Governance Committee.  The same identifying and evaluating procedures apply to all candidates for direct nomination, including candidates nominated by stockholders.

No candidates were recommended by stockholders during fiscal 2013.

If you would like the Nominating/Corporate Governance Committee to consider a prospective candidate, in accordance with our bylaws, please submit the following information to Thomas R. Mika, Corporate Secretary, CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, California 94104, no less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. For our 2014 Annual Meeting, the notice must be delivered between June 28, 2014 and July 28, 2014. However, if our 2014 Annual Meeting is not held within 30 days before or after September 26, 2014, the notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the first public announcement of the date of the 2014 Annual Meeting was made or the day the notice of the 2014 Annual Meeting is mailed. For stockholder proposals to be considered for inclusion in the proxy statement for the 2014 Annual Meeting, they must be submitted in writing to our Corporate Secretary, CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, California 94104.  The stockholder’s notice must include the following information for the person proposed to be nominated:

•	his or her name, age, nationality, business and residence addresses;

•	his or her principal occupation and employment;

•	the class and number of shares of stock of CollabRx owned beneficially or of record by him or her;

•	any other information required by the SEC to be disclosed in a proxy statement; and

•
a statement whether he or she, if elected, intends to tender, promptly following his or her election or re-election, an irrevocable resignation that will become effective upon the occurrence of both (i) the failure to receive the required vote for re-election at the next meeting and (ii) acceptance of the resignation by the applicable committee of the Board.

The stockholder’s notice must also include the following information for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	name(s) and address(es);

•
a description of any arrangements or understandings between the stockholder giving notice and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made;

•	a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the person named in the notice;

•
a representation as to whether the stockholder is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CollabRx’s outstanding capital stock required to elect the nominee and/or solicit proxies in support of the nomination; and

•	any other information that would be required by the SEC to be included in a proxy statement.

The notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The chair of the Annual Meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. If the nomination was made in accordance with the procedures in our bylaws, the Nominating/Corporate Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other Board nominee candidate and will recommend to the Board whether or not the stockholder nominee should be nominated by the Board and included in our proxy statement. These criteria are described above in the description of the Nominating/Corporate Governance Committee. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating/Corporate Governance Committee in connection with its evaluation.

Stockholders may also communicate directly to members of the Board of Directors or to the chairmen of the standing committees. Communications received in writing will be forwarded to the appropriate member if sent to the following addresses:

•	Chairman of the Board, c/o CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, California 94104;

•	Chairman of the Nominating/Corporate Committee of the Board, c/o CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, California 94104;

•	Chairman of the Audit Committee of the Board, c/o CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, California 94104; or

•	Chairman of the Compensation Committee of the Board, c/o CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, California 94104.

Board Leadership

Mr. Mika serves as our Chief Executive Officer and as our Chairman of the Board of Directors as well as Acting Chief Financial Officer, Secretary and Treasurer.  There is no Company policy on whether these roles should be separate or combined.  Rather, the decision is based on the best interests of the Company and its stockholders under the circumstances existing at the time. The Board of Directors believes that Mr. Mika is currently best qualified to develop agendas that ensure that the Board of Directors' time and attention are focused on the matters most critical to the Company. The Board of Directors also believes that the composition of the Board, its extensive familiarity with management and the Company, the performance of the Company with respect to governance issues and the existence of three independent directors adequately ensures the independence of the Board of Directors, the satisfactory adherence to applicable governance principles and effective and consistent oversight of management and the Company.

The Company also designates a Lead Independent Director for the purpose, among others, to advise and approve the agenda, schedules for the Board of Directors’ and Board Committee meetings and informational needs, as well as acting as a liaison between non-employee directors and the Chairman and Chief Executive Officer.  In addition, at executive sessions during the meetings of the Board of Directors, the independent directors speak candidly on any matter of interest, without Mr. Mika or other executives present. We believe this structure, along with the existence of three fully independent Board committees, also provides consistent, independent and effective oversight of our management and the Company.  The Board of Directors has adopted a Lead Independent Director charter, a copy of which is posted on our website at www.collabrx.com.

Board of Directors’ Role in Risk Oversight

The Board of Directors is responsible for the oversight of the major risks facing the Company, its overall risk management process and management's proposals for their mitigation, all with an additional focus and support of the achievement of organizational objectives, including strategic objectives, the improvement of long-term organizational performance and the enhancement of stockholder value.  Management is responsible for establishing the Company’s business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board of Directors reviews the Company’s high-level business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.  In addition, the Board of Directors has delegated oversight of certain categories of risk to the Audit, Compensation and Nominating/Corporate Governance Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures, including internal controls and the quality and integrity of financial reports, and the steps management has taken to monitor, control and report such exposures. The Compensation Committee oversees management of risks relating to the Company's compensation plans and programs. The Nominating/Corporate Governance Committee manages risks associated with director governance, director independence and business conduct and ethics.  Each of the committees report to the Board of Directors regularly on matters relating to the specific areas of risk such committees oversee.

Director Attendance at Annual Meetings

The Board of Directors encourages, but does not require, director attendance at the Annual Meeting of Stockholders. Messrs. Bellini, Krauss and Muscari attended the annual meeting held on September 25, 2012 via teleconference.   Messrs. Mika and Karis attended the meeting in person.

Required Vote

Proxies voting for the election of the Company’s directors cannot be voted for a greater number of persons than the number of nominees named. The five nominees receiving the highest number of affirmative votes of the outstanding shares of common stock present or represented by proxy and entitled to vote shall be elected as directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified. As a result, abstentions, withheld votes and broker non-votes will have no effect on the outcome of election of directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2
AMENDMENT TO THE 2007 INCENTIVE AWARD PLAN

On July 24, 2013, our Board of Directors, subject to stockholder approval, unanimously adopted an amendment to the Company’s 2007 Incentive Award Plan (as amended, the “2007 Plan”) to increase the number of shares available for issuance under the 2007 Plan from 466,490 shares to 666,490 shares.

The Board believes that the 2007 Plan promotes the success and enhances the value of the Company by linking the personal interest of participants to those of Company stockholders and by providing participants with an incentive for outstanding performance.

The 2007 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards to eligible individuals. A summary of the principal provisions of the 2007 Plan is set forth below.

Administration

The 2007 Plan is administered by the Board. The Board may delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend awards to participants other than senior executives of the Company who are subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or employees who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

The Board has the exclusive authority to administer the 2007 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction.

Eligibility

Persons eligible to participate in the 2007 Plan include all members of the Board, approximately 12 employees, and approximately 6 consultants of the Company and its subsidiaries, as determined by the Board.

Limitation on Awards and Shares Available

Currently, the aggregate number of shares available for issuance under the 2007 Plan is the sum of (i) 466,490 shares and (ii) the number of reserved but unissued shares of common stock under our Eighth Amended and Restated 1998 Equity Participation Plan and our Fifth Amended and Restated Stock Option Plan for Outside Directors (together, the “Prior Plans”) or shares that are subject to awards under the Prior Plans which are forfeited or have expired prior to exercise.  As of July 26, 2013, an aggregate of 16,761 shares of common stock remained available for grant pursuant to the 2007 Plan.  Giving effect to the proposed amendment to the 2007 Plan, the aggregate number of shares available for issuance under the 2007 Plan will be increased to 666,490 shares plus the number of reserved but unissued shares under the Prior Plans.  The payment of dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2007 Plan. The shares of common stock covered by the 2007 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. To the extent that an award terminates, expires or lapses for any reason, any shares subject to the award may be used again for new grants under the 2007 Plan.  In addition, shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation may be used for grants under the 2007 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries will not be counted against the shares available for issuance under the 2007 Plan.

The maximum number of shares of stock that may be subject to one or more awards granted to any one participant pursuant to the 2007 Plan during any calendar year is currently 100,000 and the maximum amount that may be paid in cash during any calendar year with respect to any performance-based award is $500,000. As of July 26, 2013, the closing price of the common stock on the Nasdaq Capital Market was $3.62 per share. From April 1, 2012 through March 31, 2013, 27,740 shares of Common Stock were acquired by our employees pursuant to exercises of outstanding stock options or restricted stock awards.

Awards

The 2007 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2007 Plan. See the Summary Compensation Table and Grants of Plan-Based Awards Table, below, for information on prior awards to named executive officers.

Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2007 Plan. The option exercise price of all stock options granted pursuant to the 2007 Plan will not be less than 100% of the fair market value of the Common Stock on the date of grant. Stock options may be exercised as determined by the Board, but in no event after the tenth anniversary date of grant, provided that a vested nonqualified stock option may be exercised up to 12 months after the optionee’s death. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides. No stock option may be exercised in whole or in part following an employee’s termination of employment by the Company for “cause,” as defined in the 2007 Plan.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent, by delivering a promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, or by tendering previously acquired shares of Common Stock with a fair market value at the time of exercise equal to the exercise price (provided such shares have been held for such period of time as may be required by the Board in order to avoid adverse accounting consequences and have a fair market value on the date of delivery equal to the aggregate exercise price of the option or exercised portion thereof) or other property acceptable to the Board (including through the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale). However, no participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate Section 13(k) of the Exchange Act.

Restricted stock may be granted pursuant to the 2007 Plan. A restricted stock award is the grant of shares of Stock at a price determined by the Board (including zero), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the Board.

A stock appreciation right (a “SAR”) is the right to receive payment of an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the SAR over the fair market value of a share of Common Stock on the date of grant of the SAR.

The other types of awards that may be granted under the 2007 Plan include performance shares, performance stock units, dividend equivalents, deferred stock, restricted stock units, and other stock-based awards.

The Board may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based awards within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Board for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: net income, pre-tax income, operating income, cash flow (including, but not limited to, operating cash flow and free cash flow), earnings per share, return on equity, return on invested capital or assets, cost reductions or savings, funds from operations, appreciation in the Fair Market Value of Stock and earnings before any one or more of the following items: interest, taxes, depreciation or amortization. The Board shall define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the Board shall have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Board may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for any period.

Amendment and Termination

The Board may terminate, amend, or modify the 2007 Plan at any time; provided, however, that stockholder approval will be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, to increase the number of shares available under the 2007 Plan, to permit the Board to grant options with a price below fair market value on the date of grant, or to extend the exercise period for an option beyond ten years from the date of grant. In addition, absent stockholder approval, no option may be amended to reduce the per share exercise price of the shares subject to such option below the per share exercise price as of the date the option was granted and, except to the extent permitted by the 2007 Plan in connection with certain changes in capital structure, no option may be granted in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

In no event may an award be granted pursuant to the 2007 Plan on or after the tenth anniversary of the date the stockholders approved the 2007 Plan.

New Plan Benefits

The grant of awards under the 2007 Plan is within the discretion of the Compensation Committee. Therefore, the number of shares of Common Stock or dollar value thereof that will be received by or allocated to any stockholder in the future that participates in the 2007 Plan is not determinable.  The Company granted 103,000 plan-based awards to employees and 17,499 to current Directors in Fiscal 2013.

Name	No. Shares Granted
Thomas R. Mika, President & CEO, Acting Chief Financial Officer, Secretary and Treasurer	39,000
Total Current Executive Grants	39,000

Total Non-Executive Employee Grants	64,000

Total Grants to Board of Directors	17,499

Total Executive/Employee/Director Grants	120,499

Federal Income Tax Consequences

With respect to nonqualified stock options, the Company is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the Common Stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one which does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of other awards authorized under the 2007 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Code Section 162(m) with respect to covered employees.

Required Vote

Adoption of the amendment to the 2007 Plan requires the favorable vote of a majority of the votes present and entitled to vote on the proposal.  Abstentions will have the same effect as votes against such proposal.  Broker non-votes will not be counted as votes for or against such proposal and will not be included in counting the number of votes necessary for approval of this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT UNDER THE PLAN BY 200,000 SHARES.

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Board of Directors appointed the firm of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm, to audit our financial statements for the fiscal year ending March 31, 2014. We expect representatives of Burr, Pilger & Mayer LLP to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire.

Audit Fees

The aggregate fees billed for professional services rendered by Burr, Pilger & Mayer LLP for the audit of our annual financial statements for the fiscal year ended March 31, 2013, the reviews of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year ending March 31, 2013, and services that are normally provided by Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings and engagements for that fiscal year were approximately $220,000.

The aggregate fees billed for professional services rendered by Burr, Pilger & Mayer LLP for the audit of our annual financial statements for the fiscal year ended March 31, 2012, the reviews of the financial statements included in our quarterly reports on Form 10-Q for the fiscal year ending March 31, 2012, and services that are normally provided by Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings and engagements for that fiscal year were approximately $213,000.

Audit-Related Fees

The aggregate fees billed by Burr, Pilger & Mayer LLP for assurance and related services that were reasonably related to the performance of the audit or review of our 401(k) plan and are not reported above under “Audit Fees” were $12,000 for the fiscal year ended March 31, 2011.

Tax Fees

The aggregate fees billed by Burr, Pilger & Mayer, LLP for professional services rendered for tax compliance, tax advice, and tax planning will be approximately $50,000 for the fiscal year ended March 31, 2013 and were approximately $49,000 for the fiscal year ended March 31, 2012.

The aggregate fees billed by Dal Pogetto for professional services rendered for tax compliance were approximately $7,500 for fiscal year ended March 31, 2013.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the Audit Committee to approve all audit and permissible non-audit services to be provided by the independent auditors. The Audit Committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The Chairman of the Audit Committee may specifically approve any service within the pre-approved audit and non-audit service category if the fees for such service exceed the maximum set forth in the policy, as long as the excess fees are not reasonably expected to exceed $50,000. Any such approval by the Chairman must be reported to the Audit Committee at its next scheduled meeting. The general pre-approval fee levels for all services to be provided by the independent auditors are reviewed annually by the Audit Committee. The annual tax return services provided by Burr, Pilger & Mayer were [18%] of the total audit fees for the fiscal year ended March 31, 2013 and 18% of the total audit fees for the fiscal year ended March 31, 2012.  100%  of the “audit related fees” were approved by the Audit Committee.

Required Vote

Ratification of the appointment of Burr, Pilger & Mayer as our Independent Registered Public Accounting Firm is not required by our bylaws or other applicable legal requirements. However, our Board of Directors is submitting the selection of Burr, Pilger & Mayer to our stockholders for ratification as a matter of good corporate practice. Ratification requires the favorable vote of a majority of the votes present and entitled to vote.  Abstentions will have the same effect as votes against this proposal.  Broker non-votes will not be counted as votes for or against this proposal and will not be included in counting the number of votes necessary for approval of this proposal. If our stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BURR, PILGER & MAYER LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2014.

AUDIT COMMITTEE REPORT -

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Audit Committee Report shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be filed under such Acts.

The Audit Committee of our Board of Directors is comprised of independent directors as required by the listing standards of the Nasdaq Stock Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors, a copy of which has been filed with the SEC.

The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The Independent Registered Public Accounting Firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed our audited financial statements as of and for the year ended March 31, 2013 with management and the Independent Registered Public Accounting Firm. The Audit Committee has discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the Independent Registered Public Accounting Firm their independence from us. The Audit Committee has also considered whether the Independent Registered Public Accounting Firm’s provision of information technology services and other non-audit services to us is compatible with maintaining the Independent Registered Public Accounting Firm’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2013, for filing with the Securities and Exchange Commission.

Submitted on June 27, 2013 by the members of the Audit Committee of the Board of Directors.

Jeffrey M. Krauss
Carl Muscari
Gilbert Bellini

PROPOSAL NO. 4
ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION
EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of July 26, 2013:

Name	Age	Position
Thomas R. Mika	62	President & CEO, Acting Chief Financial Officer, Secretary and Treasurer
Gavin Gordon	40	Vice President of Business Development and Strategic Alliances

Thomas R. Mika’s biography is included above under “Proposal No. 1 – Election of Directors.”

Gavin Gordon was appointed our Vice President of Business Development and Strategic Alliances on June 1, 2013.  Prior to that Dr. Gordon served as our Head of Business Development from May 2010.  Prior to joining CollabRx, Dr. Gordon was a professor at Harvard Medical School and the Co-Director of the Thoracic Surgery Oncology Laboratory at Brigham and Women’s Hospital in Boston, Massachusetts. Dr. Gordon also held an academic appointment in the Dana-Farber/Harvard Cancer Center.  Dr. Gordon’s area of expertise is cancer-related therapies, medical devices and molecular diagnostics, and he has conducted technological and commercial due diligence, valuation, and financial modeling for leading healthcare, biotech, pharmaceutical, and medical devices companies. Dr. Gordon holds a B.A. degree in Chemistry from the University of North Carolina, a Ph.D. degree in Molecular and Cellular Pathology from the University of North Carolina School of Medicine, and a M.B.A. from the Franklin W. Olin Graduate School of Business at Babson College.

Compensation Discussion and Analysis

Overview of Compensation Programs and Philosophy

Our philosophy is to provide a total compensation package that is competitive with the prevailing practices for our industry and geographic location. We believe that there should be a strong link between pay and performance, both at the company level and the individual level. Although we believe that exceptional individual performance should be rewarded, we believe that such rewards should not be made unless there has been strong company performance as well.

Components of CollabRx’s Compensation Program

There are four major elements that comprise CollabRx’s executive officer compensation program:

(i)	base salary;
(ii)	annual cash bonus;
(iii)	long-term incentives, such as stock options and restricted stock unit awards; and
(iv)	retirement benefits provided under a 401(k) plan and health benefits.

CollabRx has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy.

Base salary and bonus target percentages are set with the goal of attracting and retaining employees, adequately compensating them on a day-to-day basis for the time spent and the services they perform and rewarding them for achievement of specified levels of financial and individual performance. Our equity awards are intended to provide an incentive and reward for the achievement of long-term business objectives, including achievement of our financial goals and growth of our company. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation programs.

Our compensation program is intended to assure that our compensation and benefits policies attract, motivate and retain the key employees necessary to support our growth and success, both operationally and strategically. We intend to design and implement compensation and benefit programs for our officers and other executives in order to meet these guiding principles. To meet these objectives, we have adopted the following overriding policies:

•	Use total cash compensation (salary plus annual cash bonus) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions; and
•	Reward performance by:
o	Providing short-term bonus compensation by establishing a bonus plan to reward corporate and individual achievement; and
o	Providing long-term incentives in the form of stock options and restricted stock unit awards in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

The above policies were established by the Compensation Committee (the “Committee”) of our Board of Directors in setting executive officer compensation, including the assessment of the appropriate allocation among salaries and short- and long-term incentives. Other considerations include CollabRx’s business objectives, competitive practices and trends and regulatory requirements.

Oversight of Executive Compensation

Our executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various Nasdaq Stock Market, Securities and Exchange Commission and Internal Revenue Code rules.

The Committee meets regularly with CollabRx’s President and Chief Executive Officer, Mr. Mika, to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. Mr. Mika makes recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees. The Committee considers, but is not bound to and does not always accept, Mr. Mika’s recommendations with respect to executive compensation. The Committee seriously considers proposals made by Mr. Mika, and executive compensation levels established for fiscal 2013 were generally based upon recommendations made by Mr. Mika.

Mr. Mika attends some of the Committee’s meetings, but the Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Committee discusses Mr. Mika’s compensation package with him, but makes decisions with respect to Mr. Mika’s compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers. All grants of stock options to newly-hired employees and to existing employees are made by the Committee or the Board of Directors at regularly scheduled quarterly meetings. The Committee also has authorized Mr. Mika to make salary adjustments and bonus decisions for all employees other than executive officers.

The Committee reviews the compensation program on an as-needed basis. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

In determining the particular elements of compensation that will be used to implement CollabRx’s overall compensation policies, the Committee reviews our financial performance, the continued improvement expected in the coming fiscal year in operating budgets, achievement of targeted revenue, gross profit and operating expense levels, as well as the competitive environment in which we operate.

Reliance on Compensation Consultants

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility. In fiscal 2013, the Committee did not retain a compensation consultant.

Base Salary

The base salary for each named executive officer is generally established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information.  Each year, the Committee determines whether to approve merit increases to our named executive officers’ base salaries based upon their individual performance and the recommendations of Mr. Mika.  As a result of such a review, Mr. Mika’s salary during fiscal 2013 remained the same as fiscal 2012.  Dr. Gordon’s salary was set upon his appointment as Vice President of Business Development and Strategic Alliances.

Bonus Plan

In order to motivate executives and managers in the attainment of our annual goals and to enhance our ability to attract and retain key managerial employees through a competitive compensation package, in past years we have adopted an annual discretionary performance bonus plan for certain executives and managers. Under this plan, each named executive officer or manager typically has an annual bonus incentive target expressed as a percentage of that executive’s or manager’s base salary.  Mr. Karis, the former Chief Executive of CollabRx prior to our acquisition of that company, received an incentive bonus as part of the acquisition.In light of the Company's financial performance in 2013, the Compensation Committee did not award, and the named executive officers did not earn, any performance-based cash incentive awards in fiscal 2013.

Long-Term Incentive Compensation

CollabRx provides long-term incentive compensation through awards of stock options and restricted stock units that generally vest over multiple years. CollabRx’s equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with CollabRx in a very competitive labor market.

Equity-based incentives are granted to our officers under CollabRx’s stockholder-approved equity incentive plan. The Committee has in the past several years only granted equity awards to executive officers at its scheduled meetings. Grants approved during scheduled meetings become effective and are priced as of the date of approval, or a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date), provided that if a public announcement of material information other than quarterly earnings is anticipated, the grant date may be deferred at the discretion of the Board of Directors or Committee until after release of such information. All grants of stock options or other equity awards to newly-hired employees are made by the Committee or the Board of Directors at regularly scheduled quarterly meetings. The exercise price of all options is at the closing price of our common stock on the grant date, as reported by the Nasdaq Capital Market.

In fiscal 2013, for the award of stock options and restricted stock unit awards for management the Committee took into consideration:

•	achievement of specific strategic and operational goals, including the sale of the Company or its assets
•	implementation of a plan of downsizing and reorganization
•	achievement of operating results
•	avoidance of delisting
•	avoidance of bankruptcy
•	achievement of acquisition
•	achievement of certain strategic partnerships
•	improvement in the Company’s stock price
•	transition of the Company to a new business model that has the potential to reverse the Company’s recent historic losses and, in particular, achieving long-term gains in the Company’s stock price.

The number of options and restricted stock units the Committee grants to each officer and the vesting schedule for each grant is determined based on a variety of factors, including the Committee’s goal of increasing the proportion of long-term incentive compensation awarded to executive officers.

Other Benefits and Perquisites

Our named executive officers are eligible to participate in our Employee Savings and Retirement Plan (the “401(k) Plan”). Under the 401(k) Plan, all CollabRx employees are eligible to participate and to receive matching contributions from CollabRx that are subject to vesting over time.

CollabRx also offers a number of other benefits to the named executive officers pursuant to benefit programs that it maintains for broad-based employee participation. These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, educational assistance, employee assistance and certain other benefits.

Accounting and Tax Considerations

In designing its compensation programs, CollabRx takes into consideration the accounting and tax effect that each element will or may have on CollabRx and the executive officers and other employees as a group. CollabRx recognizes a charge to earnings for accounting purposes when either stock options or restricted stock unit awards are granted. In addition, since restricted stock unit awards provide immediate value to employees once vested, while the value of stock options is dependent on future increases in the value of CollabRx stock, CollabRx may be able to realize the same retention value from a smaller number of shares of restricted stock units as compared to stock options.

In addition, CollabRx has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code.

In determining which elements of compensation are to be paid, and how they are weighted, CollabRx also takes into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), CollabRx generally receives a federal income tax deduction for compensation paid to certain executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). The Committee currently intends to continue seeking a tax deduction for all of CollabRx’s executive compensation, to the extent we determine it is in the best interests of CollabRx. All of the stock options and restricted stock units granted to our executive officers qualify under Section 162(m) as performance-based compensation.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that CollabRx specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

We, the Compensation Committee of the Board of Directors of CollabRx, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CollabRx’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

Submitted on June 27, 2013 by the members of the Compensation Committee of the Board of Directors.

THE COMPENSATION COMMITTEE

Carl Muscari, Chair
Jeffrey M. Krauss
Gilbert Bellini

EXECUTIVE COMPENSATION

The following table shows, for the fiscal years ended March 31, 2013 and March 31, 2012, the cash compensation paid by us and our subsidiaries as well as certain other compensation paid or accrued for those years for services in all capacities to the person serving as the Chief Executive Officer during fiscal 2013 and our only other executive officers whose total annual salary and bonus exceeded $100,000 in fiscal 2013, which executives are referred to as the “named executive officers”.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Thomas Mika	2013	284,000	0	132,600	11,135	427,735
President & Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer	2012	294,923	125,000	179,000	3,956	602,879
James Karis	2013	104,711	100,000	94,332	1,246	300,288
Former Co-Chief Executive Officer
Christine Hergenrother	2013	105,672	0	0	4,411	110,083
Former Vice President, Chief Financial Officer, Secretary and Treasurer	2012	181,731	75,000	87,690	2,274	346,695

(1)	The amount is calculated by taking the aggregate number of restricted stock units multiplied by the closing sales price of our common stock on the grant date in accordance with FASB ASC 718.
(2)	All other compensation in fiscal year 2013 and 2012 includes for all individuals the value of the Company match under the 401(k) Plan.

OUTSTANDING EQUITY OPTION AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding stock options held by the named executive officers at March 31, 2013. No plan-based option awards were granted during the fiscal year ended March 31, 2013.

	Options Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date (2)	Number of Securities Underlying Vested		Number of Securities Underlying Unvested	Market Price at Grant Date ($)	RSU Expiration Date (5)
Thomas Mika	3,267	0	23.00	11/15/2016	42,000	(3)	27,300	2.45	11/05/2020
	20,730	0	21.00	12/18/2017	22,812	(4)	7,604	3.60	1/27/2021
	43,692	0	11.70	11/5/2018	25,000	(6)	75,000	1.79	6/30/2021
					0	(7)	39,000	3.40	5/3/2022

James Karis					23,921	(8)	0	3.94	7/12/2022

(1)
Options vest at a rate of 25% of the shares on the first anniversary of the date the option is granted, 25% of the shares on the second anniversary of the date the option is granted, and 2.083% of the shares on the last day of each month commencing with the 25th month, with full vesting on the last day of the 48th month following the date the option is granted.

(2)	The expiration date of each option occurs ten year after the date of grant of each option.

(3)
The award (consisting of restricted stock units) vests 7,700 units on November 5, 2010, 17,500 units on each of November 5, 2011, November 5, 2012 and November 5, 2013, and 9,800 units on November 5, 2014.  The constructive receipt of the underlying common stock has been deferred until November 5, 2014.

(4)
The award (consisting of restricted stock units) vests 7,604 units on each of January 27, 2011, January 27, 2012 and January 27, 2013, and 7,605 units on January 27, 2014.  The constructive receipt of the underlying common stock has been deferred until January 27, 2014.

(5)	The expiration date of each restricted stock unit occurs ten years after the date of grant.

(6)	The award (consisting of restricted stock units) vests 25,000 units on June 30, 2012, June 30, 2013, June 30, 2014 and June 30, 2015.

(7)	The award (consisting of restricted stock units) vests 9,750 on April 1, 2013, April 1, 2014, April 1, 2015 and April 1, 2016

(8)	The award (consisting of restricted stock units) is fully vested. Unvested shares have been forfeited.

Employment and Change in Control Agreements

CollabRx provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated.  Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary (and, with respect to Mr. Mika bonus) with the intent of providing for a stable work environment. We believe that reasonable severance benefits for our executive officers are important because it may be difficult for our executive officers to find comparable employment within a short period of time following certain qualifying terminations. CollabRx also believes these benefits are a means reinforcing and encouraging the continued attention and dedication of key executives of CollabRx to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing severance and change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

CollabRx extends severance benefits because they are essential to help CollabRx fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by CollabRx. While these arrangements form an integral part of the total compensation provided to these individuals, and are considered by the Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Committee’s determinations concerning other direct compensation or benefit levels. The Committee has determined that such arrangements offer protection that is competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by CollabRx.

Employment Agreement with Thomas R. Mika: CollabRx previously entered into an at-will employment agreement with Mr. Mika, which was amended and restated as of February 12, 2013. The employment agreement has an initial term of two years and is subject to annual automatic one year extensions unless either party provides prior notice of its intention not to renew. Under the agreement, Mr. Mika’s annual base salary is initially set at $284,000 per year subject to review and potential increase in accordance with Company policy. The employment agreement also provides for an annual target bonus equal to 50% of Mr. Mika’s annual base salary payable upon achievement of targets and other objectives set by the Board and for annual long-term incentive awards with a fair market value on the date of grant equal to 100% of Mr. Mika’s annual base salary.

The employment agreement provides that in the event that Mr. Mika’s employment is terminated by us other than for “cause”, if he resigns for “good reason,” dies or becomes disabled, or if we give notice of nonrenewal of the term, he will receive a payment equal to two times his then-prevailing base salary, plus an amount equal to two times the average annual incentive bonus paid to Mr. Mika for the three most recently completed fiscal years in which a cash bonus program covering Mr. Mika was in effect or a cash bonus was actually paid, plus 24 months of COBRA payments, all payable in two equal lump sum payments, the first within 60 days following the date of separation and the second on the first anniversary of the date of separation. In the event that within three months prior or twelve months following a “change of control,” he is terminated by us other than for “cause” or if he resigns for “good reason”, the severance benefits will be payable in a lump sum and any long-term incentive awards outstanding shall become fully vested, and if applicable, exercisable.

For purposes of the employment agreement, “cause” generally means Mr. Mika’s willful engagement in an act or omission which is in bad faith and to the detriment of CollabRx, engagement in misconduct, gross negligence, or willful malfeasance, in each case that causes material harm to CollabRx, breach of the employment agreement in any material respect, habitual neglect of or material failure to perform his duties (other than any failure resulting solely from physical or mental disability or incapacity) after a written demand for performance is delivered to him by CollabRx, commission or conviction of a felony or any crime involving moral turpitude, use of drugs or alcohol in a way that either interferes with the performance of his duties or compromises the integrity or reputation of CollabRx, engagement in any act of dishonestly involving CollabRx, disclosure of confidential information of CollabRx not required by his job duties, engagement of commercial bribery or the perpetration of fraud.  Mr. Mika will have 45 days to cure any event which could lead to termination for cause, if such events are curable.

For purposes of the employment agreement, “good reason” generally means the assignment to Mr. Mika of principal duties or responsibilities, or the substantial reduction of his duties and responsibilities, either of which is inconsistent with his position, a material reduction in his annual base salary, except to the extent the salaries of other executives of CollabRx are similarly reduced, a relocation of CollabRx’s principal place of business by more than 40 miles from San Francisco, California, or any material breach by CollabRx of the employment agreement that is not cured within 30 calendar days following written notice of the breach to CollabRx.

For purposes of the employment agreement, “change of control” means each of the following:

(i)           A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

 (ii)           During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (i) above or clause (iii) below whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

 (iii)           The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

   (A)           Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

   (B)           After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

 (iv)           The Company’s stockholders approve a liquidation or dissolution of the Company.

  Executive Severance Plan.  In addition, the Board has approved a severance program for executive officers which generally provides for severance in an amount equal to six month’s base salary in the event an executive officer’s employment is terminated by CollabRx without cause, however, in the event that an executive officer is terminated by CollabRx without cause within 12 months following a change of control, the Company will continue to pay such executive officer’s base salary for a period of 12 months.

For purposes of the executive severance program, the terms “cause” and “change of control” generally have the same meanings given to such terms in the employment agreements.

POTENTIAL PAYMENTS UPON TERMINATION

The following table summarizes potential change in control and severance payments to each named executive officer. The three right-hand columns describe the payments that would apply in three different potential scenarios — a termination of employment as a result of death, disability or our non-renewal of a written employment agreement; a termination of employment as a result of the named executive officer’s termination of employment by us other than for cause (or, with respect to Mr. Mika, his resignation for good reason); or a termination of employment as a result of the named executive officer’s termination of employment by us other than for cause (or, with respect to Mr. Mika, his resignation for good reason), in each case within 3 months prior to or 12 months following a change in control.  The table assumes that the termination or change in control occurred on March 31, 2013.

Recipient and Benefit	Death, Termination as a Result of Disability or Non-Renewal of Employment Agreement		Termination without Cause or Resignation for Good Reason more than 3 Months Prior to a Change in Control or More than 12 Months Following a Change of Control		Termination without Cause or Resignation for Good Reason Within 3 Months prior to or 12 Months Following a Change of Control
Thomas Mika
Cash Severance	$818,000	(1)	$818,000	(1)	$818,000	(2)
Option Award Acceleration (3)	--		--		--
RSU Acceleration	--		--		$361,109	(4)
Total	$818,000		$818,000		$1,179,109

(1)	Amount represents 24 months of base salary plus two times the average annual incentive bonus paid to Mr. Mika for the previous three fiscal years in which a bonus plan was in place, payable in 24 equal monthly installments. Amount represents 24 months of base salary plus two times the average annual incentive bonus paid to Mr. Mika for the previous three fiscal years in which a bonus plan was in place, payable in a lump sum.

(2)	Amount represents the fair market value of our common stock on March 31, 2013 less the exercise price of the accelerated stock options, multiplied by the number of shares underlying the options subject to accelerated vesting.

(3)	Amount represents the fair market value of our common stock on March 31, 2013 less the exercise price of the accelerated stock options, multiplied by the number of shares underlying the options subject to accelerated vesting.

(4)	Amount represents the fair market value of the grant as of the grant date, multiplied by the number of shares underlying the awards subject to accelerated vesting.

Required Vote

The proposal to approve on an advisory basis named executive officer compensation requires the favorable vote of a majority of the votes present and entitled to vote on the proposal.  Abstentions will have the same effect as votes against such proposal.  Broker non-votes will not be counted as votes for or against such proposal and will not be included in counting the number of votes necessary for approval of this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE THE NON-BINDING RESOLUTION REGARDING COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

PROPOSAL 5
ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act, as added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, enables our stockholders to indicate their preference as to how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every year, once every two years, or once every three years. Stockholders also may abstain from voting on this proposal.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company, and therefore your Board recommends that you vote for a three year (3-year) frequency for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that a triennial vote will allow stockholders to better evaluate our executive compensation program in relation to our short- and long-term company performance. Additionally, a triennial vote will provide us with time to respond to stockholder concerns and implement appropriate revisions.

The proxy card provides stockholders with the opportunity to choose among four options (holding the advisory vote on executive compensation every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board of directors. You may cast your vote on your preferred voting frequency by choosing the option of once every year ("1 year"), once every two years ("2 years"), once every three years ("3 years"), or you may abstain from voting.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders. However, because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders.

Required Vote

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on executive compensation that is preferred by our stockholders. Broker non-votes and abstentions will have no effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A THREE YEAR (3-YEAR) FREQUENCY FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Director Compensation for fiscal year ended March 31, 2013

Our outside directors currently receive an annual $15,000 retainer for service on the Board of Directors, meeting fees of $1,500 per Board meeting and $1,000 for the first six audit committee meetings and $750 for the first six nominating and compensation committee meetings not held in conjunction with a full Board of Directors meeting. Furthermore, directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. Additionally, each committee chair receives an annual chair retainer as follows:  $7,500 for the Audit Committee chair, $5,000 for the Compensation Committee chair and $4,000 for the Nominating/Corporate Governance Committee chair. In addition, non-employee directors receive options to purchase 1,666 shares of common stock upon initial election or appointment to the Board of Directors and each director automatically receives options to purchase 833 shares of common stock annually thereafter.

The following table shows non-employee director compensation during fiscal year 2013.

	Fiscal Year Ended March 31, 2013
Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Gilbert Bellini	30,250	13,233	43,483
Jeffrey M. Krauss	37,750	13,233	50,983
Carl Muscari	39,250	13,233	52,483

(1)	The value of the stock awards has been computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of March 31, 2013 for all of our equity compensation plans, including our Eighth Amended and Restated 1998 Equity Participation Plan, our 2007 Incentive Award Plan, and our Fifth Amended and Restated Stock Option Plan for Outside Directors, and inducement grants made to new employees which were not subject to approval by security holders.

Plan Category	Number of Securities to be Issued upon Exercise of all Outstanding Options and RSUs		Weighted-Average Exercise Price of Outstanding Options and RSUs	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	354,780	(1)	$13.11	7,871	(2)
Equity compensation not approved by security holders	93,000		$3.94	—
Total	447,780	(1)	$11.20	7,871	(2)

(1)	Excludes 119,434 Restricted Stock Unit awards whose distribution has been deferred.
(2)	Excludes 3,705 shares remaining available for future issuance under our Employee Qualified Stock Purchase Plan.

PRINCIPAL STOCKHOLDERS AND
OWNERSHIP OF STOCK BY MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by our directors, the individuals named in the Summary Compensation Table, all directors and executive officers as a group and beneficial owners of more than 5% of our common stock as of July 26, 2013. For purposes of this proxy, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or dispose of securities, regardless of any economic interest therein. An asterisk denotes beneficial ownership of less than 1%. The address of each director and officer is c/o CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, CA 94104.

Name of Beneficial Owner (2)	Position	Shares Beneficially Owned ( # ) (1)	Percent Of Class (%) (1)
Thomas R. Mika	President & CEO, Acting Chief Financial Officer, Secretary and Treasurer	177,519	9.22%
James Karis	Director	23,921	1.24%
Christine Hergenrother	Former Vice President, Chief Financial Officer, Secretary and Treasurer	--	*
Jeffrey M. Krauss	Director	18,883	*
Carl Muscari	Director	12,230	*
Gilbert Bellini	Director	9,790	*
Gavin Gordon	Vice President of Business Development and Strategic Alliances	5,000	*
Directors and Named Executive Officers as a group (6 individuals)			12.85%

(1)	Applicable percentage of ownership is based on 1,952,960 shares of common stock outstanding as of July 18, 2013. The number of shares of common stock beneficially owned and calculation of percent ownership of each person or group of persons named above, in each case, takes into account those shares underlying stock options that are currently exercisable within 60 days of July 18, 2013, but which may or may not be subject to our repurchase rights, and shares of common stock that such person or group of person has the right to acquire within 60 days of July 18, 2013 pursuant to the vesting or distribution of restricted stock units.
(2)	Includes options to purchase shares of common stock that are exercisable within 60 days of July 18, 2013 and shares underlying RSUs that may be acquired within 60 days of July 18, 2013.
* Less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Review, Approval or Ratification of Transactions with Related Persons

The Nominating/Corporate Governance Committee is responsible for review, approval or ratification of transactions with related persons of the Company, which shall include directors, executive officers, holders of more than 5% of the Company’s voting securities, or any member of the immediate family of any of the foregoing persons.  The Nominating/Corporate Governance Committee has developed a Code of Business Conduct and Ethics that establishes policies and procedures to facilitate the review, approval or ratification of such transactions.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Code of Business Conduct and Ethics is available to stockholders, upon written request, and is posted on the Company’s website at www.collabrx.com. If you would like a copy of our Code of Business Conduct and Ethics, please send your request to: Thomas Mika, Acting Secretary, CollabRx, Inc., 44 Market Street, Suite 800, San Francisco, California 94104.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater-than-ten-percent holders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the fiscal year ended March 31, 2013.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR THE 2014 ANNUAL MEETING

Under the SEC rules, for stockholder proposals to be considered for inclusion in the proxy statement for the 2014 Annual Meeting, they must be submitted in writing to our Corporate Secretary, CollabRx, Inc., 44 Montgomery Street, Suite 800, San Francisco, California 94104 on or before April 18, 2014. In addition, our bylaws provide that for directors to be nominated or other proposals to be properly presented at the 2014 Annual Meeting, an additional notice of any nomination or proposal must be received by us between June 28, 2014 and July 28, 2014.  If our 2014 Annual Meeting is not held within 30 days of September 26, 2014 to be timely, the notice by the stockholder must not be later than the close of business on the tenth day following the earlier of the day on which the first public announcement of the date of the 2014 Annual Meeting was made or the notice of the meeting was mailed. The public announcement of an adjournment or postponement of the 2014 Annual Meeting will not trigger a new time period (or extend any time period) for the giving of a stockholder notice as described in this proxy statement. Additional information regarding our bylaws is included in this proxy statement beginning on page 5, including a description of the information that must be included in the stockholder notice in order for any proposal to be eligible for inclusion in such proxy statement.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Our annual report on Form 10-K [, as amended,] for the fiscal year ended March 31, 2013 has been mailed with this proxy statement.

STOCKHOLDERS OF RECORD ON AUGUST 7, 2013 MAY OBTAIN COPIES OF COLLABRX’S ANNUAL REPORT ON FORM 10-K, (EXCLUDING EXHIBITS), QUARTERLY REPORTS ON FORM 10-Q (EXCLUDING EXHIBITS) AND ALL AMENDMENTS THERETO FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO INVESTOR RELATIONS, COLLABRX, INC., 44 MONTGOMERY STREET, SUITE 800, SAN FRANCISCO, CALIFORNIA 94104.

PROXY/VOTING INSTRUCTION CARD

COLLABRX, INC. (f/k/a Tegal Corporation)

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF

DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON

SEPTEMBER 26, 2013

The undersigned hereby appoints Thomas R. Mika as proxy, and hereby authorizes him to represent and to vote, as designated below, all shares of common stock of CollabRx, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on September 26, 2013, and any and all adjournments or postponements of the Annual Meeting.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

-FOLD AND DETACH HERE –

COLLABRX, INC. – ANNUAL MEETING, September 26, 2013

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-395-9276 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/tgal and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Please mark your votes as indicated in this example    ☒

PROXY

COLLABRX, INC.

Annual Meeting of Stockholders – SEPTEMBER 26, 2013

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS

 INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE

FIVE NOMINEES LISTED BELOW (PROPOSAL 1), FOR PROPOSAL 2, FOR PROPOSAL 3,

FOR PROPOSAL 4 and FOR THE “THREE YEARS” OPTION FOR PROPOSAL 5

The Board of Directors recommends that you vote FOR

the nominees in Proposal 1,  FOR adoption of Proposal 2,

FOR adoption of Proposal 3, FOR, adoption of Proposal 4 and

FOR the “Three Years” option for Proposal 5.

1.	Election of Directors:

	01 Gilbert Bellini, 02 James Karis, 03 Jeffrey M. Krauss, 04 Thomas R Mika and 05 Carl Muscari.	FOR	WITHHOLD ALL	FOR ALL EXCEPT
		☐	☐	☐
INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

2.	To approve an amendment to the Company’s 2007 Equity Incentive Award Plan pursuant to which the number of shares available for issuance under the plan will be increased from 466,940 to 666,940 shares.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

3.	Proposal to ratify the appointment of Burr, Pilger and Mayer as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2014.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

4.	To approve the non-binding resolution regarding compensation paid to the Company’s named executive officers.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

5.	To approve the non-binding resolution regarding the frequency of future votes for named executive officer compensation.	ONE YEAR	TWO YEARS	THREE YEARS
		☐	☐	☐

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments or postponements of the Annual Meeting.

ANY PREVIOUS PROXY EXECUTED BY THE SIGNED IS HEREBY REVOKED.

Receipt of the notice of the Annual Meeting and the proxy statement is hereby acknowledged.

PLEASE BE SURE TO DATE AND SIGN THIS INSTRUCTION CARD BELOW

Signature of Stockholder

Dated	, 2013

Note: Please sign exactly as addressed hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Attorneys should submit powers of attorney. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.